Exhibit 10.1

EMPLOYMENT AGREEMENT
This AGREEMENT made as of February 17, 2011, between ZYGO CORPORATION, a Delaware corporation with its principal office at Laurel Brook Road, Middlefield, Connecticut 06455 (the “Company”), and JOHN P. JORDAN, residing at 5 Lake Wind Road, New Canaan, Connecticut 06840, (the “Executive”).

WITNESSETH

WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. EMPLOYMENT
The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Vice President and Chief Financial Officer, reporting to the President and Chief Executive Officer of the Company.

2. TERM
The initial term of employment under this Agreement shall begin on the effective date of this Agreement (the “Employment Date”), and shall continue for a period of three years from that date, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive one year terms, subject to prior termination in accordance with the terms hereof, unless either party shall give the other not less than thirty (30) days prior written notice of its or his intent not to renew this Agreement. The initial three-year term together with all such additional one-year period(s) of employment, if any, are collectively referred to herein as the “Term” of this Agreement.

3. COMPENSATION
As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an annual salary which shall be $260,000, or such higher amount as the Board of Directors may determine from time to time; provided, however, that such annual salary may be reduced consistent with salary reductions instituted by the Company for its senior executives generally. Executive’s base salary will be reviewed annually in accordance with the Company’s annual review of executive compensations. In addition, Executive shall be entitled to additional contingent compensation from time to time in accordance with the terms of the Company’s Management Incentive Plan (“MIP”), applicable to Executive as the same may be amended from time to time by the Compensation Committee of the Board. The MIP will have a target bonus opportunity equal to 50% of Executive’s base earnings for the fiscal year in question. This bonus is based upon the achievement of corporate and individual goals established prior to the start of each fiscal year, which begins on July 1 of each year. Executive’s participation in the MIP for the 2011 fiscal year will be prorated with respect to his actual base earnings for the 2011 fiscal year and upon the achievement of corporate and individual goals as agreed on his start date with the Company.

4. EXPENSES
The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5. INSURANCE AND OTHER BENEFITS
Executive shall be entitled to 3 weeks paid vacation and to participate in and receive any other benefits customarily provided by the Company (including, but not limited to, a 401(k) plan, an employee stock purchase plan (sometimes referred to as the “Zygo Shares Plan”), a Section 125 pre-tax insurance premium and health/dependent care reimbursement program, profit sharing, health insurance, dental coverage, a term life insurance policy of four (4) times the Executive’s annual base salary, up to $1 Million payable to Executive’s named beneficiary(ies), AD&D, short-term and long-term disability, and travel accident insurance in accordance with the terms of such plans) and including stock option plans, all as determined from time to time by the Board of Directors of the Company. Unused annual vacations may be carried over to the extent permitted by Company policy, and Executive shall be entitled to cash compensation in respect of accrued but unused vacation days in the event of termination under the terms hereof.

6. STOCK OPTIONS; RESTRICTED STOCK
The Company and Executive will enter into a Non-Qualified Stock Option Agreement dated on the Employment Date, providing for the purchase of 50,000 shares of ten (10) year stock options, at an exercise price per share equal to the closing market price on the Employment Date, with 25% of the shares vesting at the end of each of the first four years. Executive may also receive additional options, from time to time, at the discretion of the Compensation Committee of the Board. Such stock options shall be awarded pursuant to, and governed by the Company’s 2002 Equity Incentive Plan, a copy of which is attached hereto as Exhibit A, as amended or, in the case of future grants, pursuant to such Plan or any successor equity incentive plan adopted and maintained by the Company.

7. CHANGE IN CONTROL
The Company and Executive will enter into a Change of Control Agreement, as adopted and approved by Company’s Board of Directors. Such Change of Control Agreement, at a minimum, shall provide Executive with a period of continued employment, or in lieu thereof, continued compensation, for a period of not less than twelve (12) months following a change of control event as defined by the Change of Control Agreement, provided, however, the conditions of the Change of Control Agreement are met.

8. DUTIES
(a) Executive shall perform such duties and functions as the President and Chief Executive Officer and Board of Directors of the Company shall from time to time determine, and Executive shall comply in the performance of his duties with the policies of, and be subject to, the direction of the President and Chief Executive Officer and the Board of Directors. Such duties shall be performed at the Company’s headquarters in Middlefield, Connecticut, with travel to the Company’s other locations as required.

(b) Executive agrees to devote substantially all his working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries by which he may be employed; and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical, or contrary, to the best interests of the Company, except those duties or pursuits specifically authorized by the Board of Directors.

(c) All fees, compensation or commissions for personal services (excluding existing fees, if any, that Executive is receiving from present Board of Director positions that he has previously disclosed in writing to the Chief Executive Officer and the Board) received by Executive during the Term of this Agreement shall be paid to the Company when received by Executive, except those fees that the Board of Directors determines may be kept by Executive. Executive will obtain the approval of the Board of Directors before accepting any director positions. This provision shall not be construed to prevent Executive from investing or trading in non-conflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

9. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION
(a) Executive’s employment hereunder may be terminated at any time, with or without “justifiable cause” (as herein defined), upon written notice from the Company to Executive.

(b) Executive’s employment shall terminate upon:
(i) the death of the Executive; or
(ii) at the election of the Company, the “disability” of Executive (as hereinafter defined pursuant to subsection (c) herein).

(c) For the purposes of this Agreement, the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of his job, with or without a reasonable accommodation, for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the Term of this Agreement (any such period being referred to as a “Disability Period”).

(d) For the purposes hereof, the term “justifiable cause” shall mean and be limited to (i) any material breach by Executive of the performance of any of his duties pursuant to this Agreement; (ii) Executive’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (iii) Executive’s performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which constitutes a felony in the jurisdiction involved, would have occurred; (iv) any disclosure by Executive in violation of the Company’s Code of Business Conduct and Ethics to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries; (v) any attempt by Executive to secure any personal profit in connection with the business of the Company or any of its subsidiaries; (vi) the engaging by Executive in any business other than the business of the Company and its subsidiaries which interferes with the performance of his duties hereunder; and (vii) the failure of the Executive substantially to perform his duties with the Company, after written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes Executive has not substantially performed his duties and Executive is given not less than thirty (30) days to correct the identified performance issue or otherwise demonstrate to the Company’s sole satisfaction that such performance issues are being corrected.

(e) If Executive shall die during the Term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s annual salary or other amounts in respect of expenses or vacation not taken as has been accrued but remains unpaid through the date of his death. The estate shall also be entitled to the rights related to any vested stock options as provided in the Company’s 2002 Equity Incentive Plan (or, if applicable, successor plan).

(f) Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation as provided herein until the termination of his employment for disability; provided, however, nothing herein shall preclude the Company from retaining the services of another person to perform all or a part of the services heretofore performed by the Executive during any Disability Period. Any termination pursuant to this subsection (f) shall be effective on the date 90 days after which Executive shall have received written notice of the Company’s rightful election to terminate.

(g) Notwithstanding any provision to the contrary contained herein, and provided that Executive executes a general release in favor of the Company, in the event that the Executive’s employment is terminated by the Company at any time for any reason other than for justifiable cause, disability or death, or by the Executive for Good Reason (as defined below), the Company shall pay Executive’s compensation (payable in such amount and in such manner as set forth in Section 3 herein) from and after the date of such termination through the remaining Term of this Agreement or twelve (12) months following termination, whichever is less, at the rate of Executive’s annual base salary in effect at the time of termination.

(h) Executive may terminate his employment for Good Reason. For this purpose, the term “Good Reason” means any of the following: (a) a material diminution of the duties and responsibilities, taken as a whole, of Executive, it being understood and agreed that the Chief Executive Officer and/or the Board may modify the duties or responsibilities assigned to Executive in a manner that would not be inconsistent with those assigned to an executive officer of the Company, all as reasonably determined by the Chief Executive Officer of the Company, and that such modification would not be deemed a material diminution of duties; (b) a breach by the Company of any of its material obligations under this Agreement; or (c) in connection with a change in control, the failure or refusal by the successor or acquiring company to expressly assume the obligations of Company under this Agreement. As a condition to terminating his employment for Good Reason, executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 30 days after the occurrence of the event or condition giving rise to such termination.

(i) Executive may terminate his employment before the end of the Term, subject to at least 60 days’ prior written notice to Company. Upon receipt of such notice, the Company may relieve Executive of some or all of his duties and/or set an earlier termination date. Alternatively, upon receipt of such notice under this Section 9 (i) the Company shall have the right to terminate Executive immediately without further liability. All rights and benefits not yet vested or earned at the time of termination shall expire.

(j) Upon the termination of Executive’s employment hereunder for “justifiable cause”, this Agreement shall terminate immediately.

10. REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE
(a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder. Executive agrees to execute the form of Non-Solicitation Agreement in the form of Exhibit B hereto, and the Certifications concerning the Revised Statement of Company Policy Regarding Insider Information and Stock Trading by Company Personnel, a copy of which is annexed hereto as Exhibit C. Executive further represents and warrants that he will comply with the Zygo Code of Business Conduct and Ethics and that he is in full compliance with all existing agreements, if any, between himself and the Company.

(b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

11. ARBITRATION
Except as otherwise specifically provided herein, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration. Any such arbitration will be administered in the Hartford, Connecticut metropolitan area before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Each party may be represented by counsel of its or his own choosing and at its or his own expense; provided, however, that attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

12. INDEMNIFICATION; D&O INSURANCE
To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will indemnify, defend and hold Executive harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by him as a result of his employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term or any termination, in the same amount and to the same extent as the Company covers its other officers and directors, which amount will be determined in consultation with the Executive and will be intended to provide sufficient coverage against all potential liability of the covered individuals, subject to applicable law.

13. NON-COMPETITION
(a) Executive agrees that during his employment by the Company (which shall be deemed to include the period in which Executive is receiving any payments set forth in Section 9(h) hereto), and for a period of one (l) year after the termination of Executive’s employment hereunder (or, if applicable, after the final severance payment) (the “Non-Competitive Period”), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, directly or indirectly, during the Non-Competitive Period, (i) request or cause contracting parties, suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or (ii) solicit, interfere with, entice from the Company or hire any employee (or former employee) of the Company, or cause or encourage any other person or entity to take any such action.

(b) Executive acknowledges that the Company conducts business on a worldwide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in this Section 13 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

(c) If any portion of the restrictions set forth in this Section 13 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

14. NON-DISCLOSURE AND INVENTIONS AND DISCOVERIES AGREEMENT
Executive will execute the form of “Zygo Corporation Nondisclosure and Assignment of Inventions Agreement” in the form of Exhibit D hereto.

15. RIGHT TO INJUNCTION
Executive recognizes that the services to be rendered by him hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Executive agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Executive to perform his agreements, representations and warranties herein contained. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

16. AMENDMENT OR ALTERATION
No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

17. GOVERNING LAW
This Agreement shall be governed by the laws of the State of Connecticut applicable to agreements made and to be performed therein.

18. SEVERABILITY
The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

19. NOTICES
Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

20. WAIVER OR BREACH
It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

21. ENTIRE AGREEMENT AND BINDING EFFECT
This Agreement (together with the exhibits and other agreements referenced herein to be executed by the Executive) contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns. Notwithstanding the foregoing, all prior agreements, if any, between Executive and the Company relating to the confidentiality of information, trade secrets and patents shall not be affected by this Agreement.

22. SURVIVAL
The termination of Executive’s employment hereunder shall not affect the enforceability of Sections 6, 9(e)-(g), 10, 11, 12, 13, 14 and 15 hereof.

23. FURTHER ASSURANCES
The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

24. HEADINGS
The section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EXECUTIVE	ZYGO CORPORATION

By:

John P. Jordan		John A. Tomich
Vice President, General Counsel &
Secretary